UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*


                          Immtech International, Inc.
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                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                   452519 10 1
                    ----------------------------------------
                                 (CUSIP Number)





                                January 13, 2003
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]   Rule 13d-1(b)

       [X]   Rule 13d-1(c)

       [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                       ---------------------------
CUSIP No.  452519 10 1                  13G           PAGE 2 OF 6 PAGES
-----------------------------                       ---------------------------

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1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Chan Kon Fung
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [ ]
                                                                        (b) [ ]
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3       SEC USE ONLY

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4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Hong Kong
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                        5       SOLE VOTING POWER

                                1,246,600
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 0
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   1,246,600
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                0
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,246,600
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10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           See Instructions                                                 [ ]
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          15.232%
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12        TYPE OF REPORTING PERSON

          IN
          See Instructions
--------------------------------------------------------------------------------

                                                               Page 3 of 6 Pages


ITEM 1(A).        NAME OF ISSUER.

                  Immtech International, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  150 Fairway Drive, Sute 150
                  Vernon Hills, Illinois 60061


ITEM 2(A).        NAMES OF PERSONS FILING.

                  Chan Kon Fung

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

                  Flat B, 16th Floor, 132 Broadway
                  Mei Foo Sun Chuen
                  Kowloon, Hong Kong


ITEM 2(C).        CITIZENSHIP.
                  Hong Kong

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.

                    Common Stock, $0.01 per share.

ITEM 2(E).        CUSIP NUMBER

                  452519 10 1

ITEM 3.

                  If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                                                               Page 4 of 6 Pages


                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e) [ ] An    investment    adviser    in    accordance   with
ss.240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An  employee   benefit   plan  or  endowment  fund  in
accordance with ss.240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A   parent   holding  company  or  control  person  in
accordance with ss.240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to ss.240.13d-1(c), check this box [X].


ITEM 4.           OWNERSHIP.

                  (a) Amount beneficially owned:  1,246,600

                  (b) Percent of class: 15.232%

                  (c) Number of shares as to which the person has:

                           (i)      Sole power to vote or to
                                    direct the vote:                 1,246,600
                           (ii)     Shared power to vote or to
                                    direct the vote:                0
                           (iii)    Sole power to dispose or to
                                    direct the disposition of:       1,246,600
                           (iv)     Shared power to dispose or to
                                    direct the disposition of:      0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the benficial owner of more than five percent of the class of sercurities, check the following [ ].


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                                                               Page 5 of 6 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Inapplicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Inapplicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Inapplicable.


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 6 of 6 Pages




                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 18, 2003






                                           By:  /s/  Chan Kon Fung
                                                --------------------------------
                                                Name:  Chan Kon Fung
                                                Title: